Exhibit 99.3

FINAL TRANSCRIPT

VDSI – VASCO Data Security International, Inc.

2010 Q4 and Full Year Earnings Conference Call

Event Date/Time: Feb. 17, 2011 / 15:00 UTC

CORPORATE PARTICIPANTS

T. Kendall Hunt

VASCO Data Security International, Inc. - Founder, Chairman and CEO

Jan Valcke

VASCO Data Security International, Inc. - President and COO

Cliff Bown

VASCO Data Security International, Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Mike Turner

FBR Capital Markets - Analyst

Joe Maxa

Dougherty & Company - Analyst

Andrew Abrams

Avian Securities - Analyst

Scott Zeller

Needham & Company - Analyst

Brian Freed

Wunderlich Securities - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to VASCO Data Security International, Inc. Fourth Quarter and Full Year Earnings conference call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session.

(Operator Instructions)

I would now like to introduce our host, T. Kendall Hunt, Founder, Chairman, and CEO. Please go ahead, sir.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Thank you, operator. Good morning everyone. For those listening in from Europe, good afternoon and from Asia, good evening. My name is Ken Hunt and I am the Chairman, Founder and CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief you all on forward-looking statements.

Statements made during this conference call that relate to future plans, events, or performances are forward looking statements. Any statement containing words such as believes, anticipates, plans, expects and similar words is forward looking. And these statements involve risk and uncertainties, and are based on current expectations. Consequently, actual results could differ materially from expectations expressed in these forward-looking statements.

I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today, we are going to review the results for the fourth quarter and full year 2010. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Despite last year’s continued challenging economic climate, VASCO is pleased to report all four quarters of 2010 were profitable quarters.

Revenues for Q4 were $33.0 million, an increase of approximately 3% compared to fourth quarter 2009, and the strongest fourth quarter in the company’s history. Q4 2010 was our 32nd consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 71% of revenue and our operating income was approximately 23% of revenue.

During the quarter, we sold an additional 449 new accounts, including 111 new banks, and 338 new enterprise security customers. This compares to the fourth quarter a year ago in which we sold 428 new accounts, including 60 banks and 368 enterprise security customers. We now have over 10,000 customers, including more than 1,600 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

During the fourth quarter of 2010, our cash decreased by 1% while our working capital balance increased 5%. At 2000 – excuse me, at December 31, 2010 our net cash balance was $85.5 million and we had approximately $96.9 million of working capital. This strong cash balance is an important tool to support VASCO’s further growth.

2010 was our return to growth, after the world financial and economic crisis that impacted VASCO from the 4th quarter of 2008 through the middle of 2010. We are proud that we managed our way through that difficult period, while staying profitable quarter after quarter. Indeed, the fourth quarter of 2010 was our 32nd consecutive profitable quarter and the strongest 4th quarter in VASCO’s history from a revenue point of view.

We believe that 2011 will be a strong year. Our strong order intake and significant backlog of orders scheduled to ship and invoice in 2011 and beyond are important and concrete signs that our business is gaining momentum.

We entered 2011 with a backlog of approximately $56 million, substantially higher than our reported backlog at December 31, 2009, which was approximately $20 million. We believe that we are back on track for a period of strong and sustainable growth.

As we have reported, while others were cutting or freezing expenses during the economic downturn, VASCO was investing in its people and its products. During 2010, we hired 48 net new staff, and built and launched our DIGIPASS as a Service (DPS) platform. We do not anticipate any significant hiring for our traditional business over the remainder of 2011, but will be hiring for DPS.

Additionally, during January 2011, we acquired DigiNotar N. V. of The Netherlands. I would like to take a moment to tell you about DigiNotar. This new VASCO entity is in the business of identity verification offering PKI mainly through a services, or “cloud” model. It fits perfectly with VASCO’s DPS services model.

The company has an established customer base in the Dutch e-government sector, with customers such as the Dutch Tax Department, the Dutch Ministries of Justice, Social Affairs and Employment, the Dutch Chamber of Commerce and others. Other markets of DigiNotar include the legal and notary professions, banks, insurance companies and others.

DigiNotar’s activities enhance VASCO’s service offering and market position in three main categories:

1.)	DigiNotar is an official certification authority or CA, capable of issuing, validating, and registering certification or identities that are used to authenticate persons accessing various government applications.

At the present time, the DigiNotar offering is specific to those countries which are more actively adopting PKI. This means that DigiNotar provides VASCO with a strong foothold in the Dutch eGovernment market with the potential to expand the product line to government applications in other countries, particularly the EU.

2.)	DigiNotar provides managed PKI identities for third-party applications, including those used by legal, insurance, public accounting and other professional services firms. These services have the potential to be marketed throughout the European Union.

3.)	DigiNotar is a global provider of its own PKI-secured applications, such as electronic document signing, document registration and document storage solutions. This is potentially a global market.

We believe that there are interesting up selling opportunities of those products within VASCO’s existing customer base.

With DigiNotar, we strengthen our digital signature offerings, the third of our core activities, being:

•	User authentication

•	Electronic signature

•	Digital signature

DigiNotar is marketing the bulk of its technologies and its service model. DigiNotar and DPS will be a part of VASCO’s services organization which will report to me directly.

Importantly, Jan Valcke will maintain a laser focus on the return of VASCO’s traditional DIGIPASS to its former strong growth. We expect that DPS and DigiNotar will leverage the growth by working with VASCO’s traditional sales force and their customers and prospects.

Now, how about competition? The competitive landscape has changed a great deal over the last couple of years. Some of our competitors have disappeared while others have merged or shifted their focus. We believe that VASCO has never been stronger when it comes to our competitive offerings, both in the product field and with our new services strategy.

Finally, we are very optimistic about our recently announced partnership with Intel in which VASCO’s technology will be embedded in their next generation chips. Digipasses will be lying dormant in tens of millions of Intel chips integrated into the PCs and laptops of leading manufacturers, waiting to be activated by VASCO for a fee and to be used with Internet applications of all kinds. We expect this partnership to generate meaningful business in the future.

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Thank you, Ken.

Ladies and gentlemen,

It is true that 2010 was not the easiest year in VASCO’s history, but it was an important year. We are convinced that 2010 laid the groundwork for VASCO’s future growth and success. Despite the challenging economic situation, we stepped up investments in people and technology, while we remained profitable in every single quarter. We strengthened our operations with an important number of new hires in sales and R&D, people we need to take advantage of the improving economy in the banking sector and beyond.

2010 was also a year of continued investment in new products. We launched a number of important new products, and strengthened our existing portfolio in 2010.

Here are some examples:

•	VASCO launched DIGIPASS Nano, DIGIPASS 831, DIGIPASS 920

•	We announced the availability of multi-OTP technology

•	VASCO expanded its DIGIPASS Pack offering with an IDENTIKEY based version

•	We added IDENTIKEY 3.1 e-learning to SEAL

•	VASCO made DIGIPASS for Mobile available to Windows Mobile users

•	We launched a new aXsGUARD Identifier, including IDENTIKEY

•	VASCO launched DIGIPASS Pack for Remote Authentication including DIGIPASS for Mobile

•	We made IDENTIKEY Server Banking Edition available

•	VASCO announced DIGIPASS Pack for Remote Authentication Gold and Platinum Edition

•	We launched DIGIPASS for Windows

•	VASCO announced the availability of its DIGIPASS as a Service platform for B-to-B

•	DIGIPASS CertiID capability was embedded in DIGIPASS Key 200 and DIGIPASS Key 860

As Ken already mentioned, we believe that 2011 will be a strong year. There are several encouraging signs in our operations that support that statement.

Let’s start with our markets. In the banking market, we have never had more RFP’s and orders. Despite the fact that in some countries the banking sector is having difficulty, we believe you will experience strong growth in our banking business during 2011. This is supported by our strong backlog, as Ken already mentioned.

In addition to the recovery of the banking market itself, we see that governments and the regulators are starting to be more active in the pursuit of high security for banking transactions. We are hopeful that both the United States FFEIC and the National Bank of India will issue stronger guidance for using two-factor authentication when transacting financial transactions over the Internet.

In Enterprise and Application Security, we expect strong growth too. In 2010 we have invested heavily in our Enterprise Security sales force. We expect that these efforts will pay off this year, now that the newcomers has completed their training programs.

Our offerings to the markets are much stronger than before. Our sales force will be able to offer both authentication products and services. VASCO can boast a complete products use for identity verification to secure both economic or leisure identities, and official identities provided by governments.

An economic or leisure is the identity a person uses to use e-commerce applications, to be active on social networks et cetera, et cetra. The identity has been provided by the application owner, or has been created by the user himself. It can be an alias, it can be a person’s credit card information or a bank account number or it can be a passport or a DIGIPASS code.

An official legal identity is provided by a growing number of governments around the world, and is primarily used for communication between a citizen and his government. However, the official identity can also be used for commercial applications.

A good example is the use of legally binding digital signatures for document signing. At VASCO, we have this technology in-house thanks to our acquisition of DigiNotar. We see a high potential for our document signing products and services within our existing customer portfolio, especially in the financial and insurance sector.

The investments in our embedded strategy are starting to bear fruit. Our recent partnership announcement with Intel is a first major step in that direction. In the next couple of years, we expect that tens of millions of dormant DIGIPASS will be sitting on the laptops and PC’s of consumers.

We are convinced that the partnership with Intel is only the start. Others will follow.

As a conclusion, ladies and gentlemen, I repeat that 2010 was an important year for VASCO. We firmly believe that 2010 laid the groundwork for our success in 2011.

Thank you

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the fourth quarter of 2010 were $33 million, an increase of 3% from the fourth quarter of 2009. For the full year, revenues were $108 million, an increase of 6% from the comparable period in 2009. Also, as noted by Ken, the revenue in the fourth quarter of 2010 was the best fourth quarter in the company’s history.

The increase in revenue for the fourth quarter 2010 compared to 2009 reflected a 6% increase in revenues from the banking market partially offset by a 4% decrease in revenues from the enterprise and application security market. The increase in revenue for the full year 2010 compared to 2009 reflected a 6% increase from the banking market and a 5% increase from the enterprise and application security market.

It should also be voted that the comparison of revenues was negatively impacted by the stronger U.S. dollar vs. the Euro for both the fourth quarter and full-year 2010. We estimate that revenues in the fourth quarter and full year 2010 were approximately $1 million and $1.7 million lower, respectively, than they would have been had the exchange rates in 2010 been the same as in 2009.

The percentage of revenue coming from the banking and enterprise application security markets for the fourth quarter and full year 2010 were comparable to the percentages we experienced in 2009. The distribution of revenue in the fourth quarter of 2010 was approximately 78% from banking and 22% from enterprise and application security. This compares to 76% from banking and 24% from enterprise and application security in Q4 of 2009. For both the full year 2010 and 2009, 74% of our revenue was from the banking market and 26% was from the enterprise and application security market.

Our revenues for the fourth quarter and full year 2010 continue to come predominately from outside of the U.S. The geographic distribution of our revenue in the full year 2010 was approximately 67% from Europe, 10% from Asia, 9% from the U.S. and the remaining 14% coming from other countries. For the full year 2009, 72% of our revenue came from Europe, 9% came from Asia, 7% came from the U.S., and the remaining 12% from other countries.

Gross profit as a percentage of revenue for the fourth quarter and full year 2010 was approximately 71% and 70% respectively. In 2009, gross profit as a percentage of revenue was approximately 70% for both the fourth quarter and full year.

While gross margin as a percentage of revenue was relatively constant for the fourth quarter and full-year 2010 compared to the same periods in 2009, we did experience pricing pressures that reduced our gross margin rates on individual products that were offset by changes in mix of products sold. For the full-year 2010, card readers, as a percentage of total revenue, declined from approximately 18% in 2009 to 13% in 2010 and non-hardware revenue, as a percentage of total revenue, increased from approximately 23% in 2009 to 25% of revenue in 2010.

Operating expenses for the fourth quarter of 2010 were $15.7 million, a reduction of $2 million, or 11% from the fourth quarter of 2009. Operating expenses for the full year of 2010 were $63.6 million, an increase of $5 million or 9% from the same period in 2009.

The comparison expense for both periods was affected by adjustments made to non-cash compensation expenses related to performance based incentive plans. Stock-based incentive plans costs that were included in operating expenses in the fourth quarter and full year 2010 were a net benefit of $900,000 and a net expense of $1 million respectively. For 2009 operating expenses for the fourth quarter and full year included $500,000 of net expense and a net benefit of $300,000 respectively.

Stock-based incentives in the fourth quarter 2010 reflected a reversal of $1.4 million of long-term performance based incentive award reserves accrued at the end of the third quarter 2010. Operating expenses for the full year of 2009 included the reversal in the first quarter of 2009, of $2 million of long term performance based incentive award reserves that had been accrued December 31 of 2008. The reversal of the reserves of performance based incentives in both periods reflected management’s assessment that it was more likely than not, that the Company would not achieve the performance targets required for payout of the long-term incentives.

It should also be noted that the comparison of operating expenses in the fourth quarter and full year 2010 to the same period in 2009 was positively impacted by the stronger US dollar versus the Euro. We estimate that expenses were $1 million lower in the fourth quarter and $1.8 million lower for the full year, than they would have been had the exchange rates in 2010 been the same as in 2009.

For the fourth quarter, operating expenses decreased by $500,000, or 6% in sales and marketing, increased by $300,000 or 10% in research and development, and decreased by $1.8 million or 31% in general administrative when compared to the fourth quarter of 2009. The decrease in sales and marketing expense primarily reflected the reversal of the aforementioned stock-based incentive plan accruals, the benefit of favorable exchange rates, and the lower cost associated with the use of third-party consultants, partially offset by higher compensation expenses resulting from an increase in the average headcount and increased marketing and travel expenses. The increase in research and development expense primarily reflected higher compensation costs resulting from higher average headcount and higher cost associated with the use of third-party consultants, partially offset by the reversal of the stock-based incentive plan accruals, and the favorable impact of change in the currency rates. The decrease in general administrative expense primarily reflected lower provisions for un-collectable accounts receivable, the reversal of stock based incentive plan accruals, and the favorable impact of currency, partially offset by increased compensation expenses related to higher average headcount and increased costs for professional services.

Our average total headcount in the fourth quarter of 2010 was 43 persons or 14% higher than the average headcount in the fourth quarter of 2009. The increase in average headcount reflected an increase of 11 persons in sales, marketing, and operations groups, an increase of 22 person in research and development, and an increase of ten persons in general and administrative groups.

For the full year 2010, operating expenses increased by $700,000 or 2% in sales and marketing, and $2 million or 17% in research and development, and $2.4 million or 15% in general and administrative when compared to the same periods of 2009. In addition to the reasons noted for the change in the comparison of the fourth quarter of 2010 to 2009, the comparison of full year 2010 to 2009, also reflected higher stock based incentive plan costs, as a result of the benefit related to the adjustment in Q1 of 2009, of the stock-based incentive plan accruals and higher recruiting costs, partially offset by lower depreciation expenses.

Our average headcount for the full year 2010 was unchanged in sales, marketing, and operations staff, twelve persons or 13% higher in R&D staff, and six persons or 13% higher in general and administrative staff. Operating income for the fourth quarter of 2010 was $7.6 million, an increase of $3 million or 64% from the $4.6 million reported for the fourth quarter of 2009. And for the full year operating income was $12.4 million in 2010, a decrease of $300,000 or 2% from the $12.6 million reported for 2009.

Operating income as a percent of revenue, or operating margin, was 23% for the fourth quarter and 11% for the full year of 2010. In 2009, our operating margins were 14% for the quarter and 12% for the full year.

The Company reported income tax expense of $1.1 million for the fourth quarter and $2.6 million for the full year of 2010. The effective tax rate was 19%, excuse me, the tax – effective tax rate was 14% and 19% for the fourth quarter and full year of 2010 respectively.

For 2009, the Company reported income tax expense of $600,000 for the fourth quarter and $3.5 million for the full year. The effective tax rate reported in 2009 was 11% for the fourth quarter and 23% for the full year.

The effective rates in the fourth quarter of both 2010 and 2009 reflect the adjustments that were needed to bring our full-year tax rate to the amount computed for each of our entities. The decrease in the full-year tax rate in 2010 compared to 2009 is primarily attributable to the benefit of discrete items related to the adjustment of prior year tax provisions. We recorded a benefit of approximately $300,000 related to the adjustment of prior year’s tax returns in various jurisdictions.

Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation, and amortization, EBITDA or operating cash flow if you will, was $8.2 million for the fourth quarter and $15.5 million for the full year of 2010. EBITDA was $2 million or 32% higher in the fourth quarter and $2.5 million or 14% lower than in the full year of 2009. The reduction in EBITDA for the full year primarily reflects the reduction in earnings.

The makeup of our workforce as of December 31, 2010 was 342 people worldwide with 170 in sales, marketing and customers support, 115 in research and development and 57 in general and administrative. As noted previously, the average headcount for the fourth quarter of 2010 was 43 persons or 14% higher than the average headcount for the fourth quarter of 2009. The average headcount for the full year of 2010 was 18 persons or 6% higher than the average headcount for the same period in 2009.

Our cash and working capital balances continued to strengthen in 2010. As of December 31, 2010, our net cash balance was $85.5 million, an increase of $17.9 million, or 27%, from $67.6 million at December 31, 2009. As of December 31, 2010, our working capital balance was $96.9 million, an increase of $9.3 million, or 11%, from $87.6 million at December 31, 2009. We had no debt outstanding during the year.

Our Days Sales Outstanding in accounts receivable decreased to 60 days as of December 31, 2010 from 88 days at December 31, 2009. The decrease in DSO reflected a reduction in receivable balances that were past due and the timing of when sales were made in the quarter.

Thank you very much for your attention. I would now like to turn the meeting back to Ken.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Thank you, Cliff.

Overall, I am pleased with our performance in 2010. Revenue in Q4 2010 was the strongest 4th Quarter in the Company’s history in spite of an unfavorable currency exchange rate compared to the year earlier quarter. Revenue in Q4 of 2010 was also our third strongest of all quarters. We believe our decision to continue investing in our business during tough economic times will serve us well going forward. We expect that the staff we hired over the past two years will return that investment with solid results. Likewise, we expect that our investment in many new products, the DIGIPASS as a Service platform and the acquisition of DigiNotar will also yield a return to our stockholders. Because of this investment strategy during difficult times, we are a stronger company and more competitive than ever.

Now, guidance.

We would now like to offer guidance for 2011.

•	First, we expect revenue growth of 20% or more for the full-year 2011 over full-year 2010,

•	Second, we believe that full-year 2011 operating income, excluding expenses related to the amortization of acquisition-related intangible assets, will be in a range between 8% to 12% of revenue.

This guidance reflects the Company’s strategy to continue its aggressive growth by investing in its people, our DIGIPASS as a Service business, DigiNotar and the infrastructure necessary for long-term profitability. It also reflects our continued evolution to a more software-centric company with a focus on recurring product and services revenues.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Operator?

QUESTIONS AND ANSWERS

Operator

Thank you. (Operator Instructions)

Our first question is from the line of Brian Freed with Wunderlich Securities. Please proceed with your question.

Brian Freed – Wunderlich Securities - Analyst

Good morning and good quarter. A couple of quick questions. You guys mentioned that the embedded relationship with Intel. But I think I saw similar announcements out of Symantec with their VeriSign identity protection and RSA. Can you talk a little bit more about if that is a unique position you have, or a more of an industry standard that Intel is trying to drive that you were able to leverage?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Well, I believe Intel is trying to add value to their business. And they have partnered with a couple, I don’t know the exact number, of partners to embed their security software into their next generation of chip sets. You would have to speak to the other parties that have made their announcements. We expect that this will be very beneficial to VASCO. It fits in very nicely to our traditional business. It fits in very nicely to our DIGIPASS as a service strategy.

Brian Freed – Wunderlich Securities - Analyst

Okay. And then my second question. When you look at the benefits that you saw from the reversal. I assume that’s why as we look into next year, you are not expecting to sustain an operating margin level similar to what you are reported in the December quarter. But when you kind of think about your operating margin targets and your historic levels, it wasn’t that long ago that 20% plus operating margins were the norm. Where do you feel you are in the investment cycle, and do you believe that your model still supports operating margins long term that can be back in the high teens, low 20s?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

I will answer the question kind of in reverse. I do believe our operating model will support operating margins in the 20s, high 20s. As far as our guidance is concerned I think it reflects the fact that we did a lot of hiring in 2009 and 2010. Now we’ve got to make those people and those investments pay off. We also are taking on a new business, DigiNotar. And we also are going to be ramping up personnel in the DPS business. So reflecting all of those combinations of expenses, we are trying to be prudent and offer something that the market can rely on.

Brian Freed – Wunderlich Securities - Analyst

Okay, thanks.

Operator:

Thank you. Our next question is from the line of Scott Zeller with Needham & Company. Please proceed with your question.

Scott Zeller - Needham & Company - Analyst

Thanks. I wanted to ask about DigiNotar. In the guidance, could you give us a sense of what your expectations are for the contribution from that product line to a calendar ’11 as factored into your guidance?

Cliff Bown - VASCO Data Security International, Inc.- EVP and CFO

Yes, Scott, what we can do is refer you back to the announcement that we made regarding DigiNotar. For full year 2010, they did about EUR4.5 million of revenue. For 2011, we are obviously planning on some growth from them, we’re planning on some growth not just within their unit, but selling their products through VASCO’s channel. But it is unlikely that we will report them as a separate unit in 2011. We will combine them with the services unit and look at whether or not we will report that as separate information within our financials going forward.

Scott Zeller - Needham & Company - Analyst

Okay. And what’s – is there a timeline for introduction of those services beyond the Netherlands?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Certainly. They’re being introduced into the other EU countries immediately. As we have said, we expect up-selling, we expect that we will get some leverage out of our existing traditional customer base. And so DigiNotar, as well as DPS, will be working with our existing sales people to leverage more business in our existing customer base. So, the answer is yes.

Scott Zeller - Needham & Company - Analyst

Thanks.

Operator:

Thank you. Our next question is from the line of Andrew Abrams with Avian Securities. Please proceed with your question.

Andrew Abrams - Avian Securities – Analyst

Thanks. Can you characterize your backlog as it kind of moved through 2010? I know on a relative basis, year-over-year it’s obviously considerably stronger. Can you kind of give us some granularity as to how that has been progressing?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Yes, it’s – certainly, Andrew. It’s driven by our increased RFPs we’ve talked about in several quarters now, that are turning into deals, which are turning into purchase orders, which is order intake and then becomes scheduled backlog through 2011 and beyond. So, that has been growing. We have been reporting that momentum for the last three quarters, that is what you’re seeing.

Andrew Abrams - Avian Securities – Analyst

And has it been particularly linear going from quarter to quarter or has it been unusually strong in fourth quarter?

T. Kendall Hunt - VASCO Data Security International, Inc.- Founder, Chairman and CEO

As we look at it Andrew, and as we’ve stated in our 10K, our backlog numbers can change substantially with the receipt of any sizable order. We are still a small enough business where some of those orders will swing the backlog to a fairly significant degree in any given reporting period. So I think I could probably summarize the answer to your question in saying that when we look at order intake, and order intake includes both shipments that are going out the door within this reporting period, as well as orders that will ship in future periods, but we have been setting new levels of order intake over the last half of the year. And in fact, with exception of one month, each of those months was stronger than any of our previous years.

Andrew Abrams - Avian Securities – Analyst

Got you, that’s helpful. Also, can you give us some timing on the Intel project? I mean, I’m assuming this has to go into silicon and that will take a while. And also maybe if you could talk about how you would expect this to be marketed both by Intel and by you guys? I assume there is going to be some kind of joint marketing, but individually you will be doing something also.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Jan, would you address that question?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Thank you. So we expect that the DIGIPASS embedded in the Intel chip will come on the market later on this year. That will be marketed by Intel and VASCO to the OEMs of Intel. Those OEMs are the PC vendors, like Hewlett-Packard, Renault and so on and so on. And we expect that the chip in production from this PC vendors will come on the market somewhere next year.

Andrew Abrams - Avian Securities – Analyst

And are you going to market this also yourself? I mean are you able to get access to the Intel customer base essentially, and say okay, just to let you know, you have this on your machine, we’re VASCO, you can call us at this number, et cetera, et cetera, or is that going to be included in some broad Intel offering?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

The way you have to see it, is that an application vendor, like a World of Warcraft, like a bank or whatever, all those large applications vendors. When they want to secure the transactions between their customers and the application, they need to have strong authentication. So in this case, the Intel chip integrated into one or the other PC platform becomes a DIGIPASS. A DIGIPASS that can be compared to like a DIGIPASS for Web that can – and that’s all applications our VACMAN Controller our IdentiKey can support all kinds of DIGIPASSs.

At the end of the day the application, if they go with VASCO, they will have the choice between several DIGIPASSs and at least the DIGIPASSs that are already integrated into the PC, they don’t need to be deployed anymore. They only need to be activated. That is way you need to see it. Later on, because we are talking here about multi-application DIGIPASSs, those DIGIPASSs can also be activated on our DIGIPASS as a Service platform our DPS platform, so that DIGIPASS then can also securing consumer applications.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

If I can say a couple of things Andrew. If you think of a company buying 10,000 laptops for their employees or salespeople. Certainly, we would work with the manufacturer of those laptops to make that company aware that their laptops are enabled with a DIGIPASS. We would call on that large company and we would promote the installation of our authentication server, the IdentiKey server. And then that would support all of those PCs.

If you think of the PCs as DIGIPASSs, you’ve got it. Now beyond that, as far as consumers are concerned, where consumers are making individual decisions, certainly we would have to find ways of promoting that to the consumer. That will be through the manufacturers, it will be independent marketing. And then consumer will be encouraged by the fact that they have already baked in, dormant DIGIPASSs. They’ll be encouraged to come to the DIGIPASS as a Service platform to have access, secure access to a growing number of Internet applications that appeal to the consumer.

Andrew Abrams - Avian Securities – Analyst

Got it, thank you very much, I appreciate it.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

You’re welcome.

Operator:

Thank you. Our next question is from the line of Joe Maxa with Dougherty and Company. Please proceed with your question.

Joe Maxa – Dougherty & Company – Analyst

Thank you. Given the strong backlog in Q4, and it sounds like a continued strength in RFPs and orders, so far. How should we be thinking about the first quarter? Are we going to see less of a decline than historically? And perhaps could Q1 be flattish or up sequentially?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

I would expect that Q1 would show good growth, Joe, in 2011 over 2010. With the strength in the backlog, the volume of order intake that we saw through the end of the year, no reason to believe that Q1 would be anything other than higher than Q1 of 2010.

Joe Maxa – Dougherty & Company – Analyst

Correct. I was trying to get a glimpse versus Q4 of 2010.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

Well I think we have normal seasonality with that, Joe.

Joe Maxa – Dougherty & Company – Analyst

You would expect normal seasonality?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

Yes, in the first quarter as we always have, there are a number of issues we are battling. One is just the fact that Q4 a lot of people are spending their budgets. Q4 is traditionally one of our strongest quarters seasonally as a result of people spending their budget. You have got the hangover effect of the holidays as people are starting up in 2011.

And our manufacturers also go on holiday and shut down for a couple of weeks in the first quarter. So, I think all of those factors still exist for VASCO. And I wouldn’t I wouldn’t expect, as a general rule that Q1 would be higher than Q4. However, given the strength the orders, it is not impossible. It is a possibility, but I would not expect it.

Joe Maxa – Dougherty & Company – Analyst

Okay that’s helpful. I also wanted to talk on the DIGIPASS Nano. If you give us a little color on your thoughts in the development of that pipeline, if you will. And when you may see this come to market?

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Yes, Jan, please address that.

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Yes, basically the development is done. It is a product that has been released and that is proposed on the market. So, there is a lot of interesting prospects that we have today. Because it is a complete, also offering together with an IdentiKey. Our offering in the whole suite of products of our DIGIPASS family. So it is marketed today.

Joe Maxa – Dougherty & Company – Analyst

So, it is marketed today, so no customers yet?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

No, that is too early. It normally takes, with such new products it takes always a couple of quarters to have the first projects coming in.

Joe Maxa – Dougherty & Company – Analyst

Got it, got it. Cliff, one last thing, can you tell us what that reversal amount was again in fourth quarter?

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

We reversed approximately $1.4 million of incentive based accruals or accruals for incentive based programs.

Joe Maxa – Dougherty & Company – Analyst

Okay, thank you very much.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Thank you, Joe.

Operator:

Thank you. (Operator Instructions)Our next question comes from the line of Daniel Ives with FBR Capital Markets. Please proceed with your question.

Mike Turner - FBR Capital Markets - Analyst

Hey, guys, this is Mike for Dan. Just a question, you mentioned around a growing backlog. With this quarter, would you categorize it more of a year end budget flush or just an overall improving of the spending environment? And then on the corporate side, what do you see there, the long-term growth in that overall market over the course of ’11 and as well as beyond in ’12 and ’13? Thanks.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Yes, the first question, was, was this budget flush or was this a general improvement in our business. Well I think that certainly the fourth quarter of every year has people spending their available budget so it doesn’t get taken it away the next year. So there was some of that. But, I think the strength you saw, is definitely the improvement in our business, the increased order intake and that growing backlog that we keep talking about. As far as corporate opportunities. Jan, would you talk about the enterprise business and how that is looking?

Jan Valcke - VASCO Data Security International, Inc. - President and COO

Yes, sure. Thank you. So basically in the banking business, in 2010 we suffered, of course, from this crisis like Cliff mentioned. So we saw strong order intake since the last half year of 2010. And we still suffering in some countries where there are still crisis going on, but in general we believe that in a lot of countries the crisis is over. We see a lot of increase in the RFPs and a lot of – and as a consequence, higher order intake. In the enterprise securities business, we suffered in 2010 from the crisis. We saw growth and even some strong growth in countries where the crisis was already over, countries like United States, like Germany. In other countries where the crisis was still going on, we saw a decrease in our business. So, I expect that in this enterprise security and application security business, as the crisis goes over more and more in all those countries, I expect also that we are going to have a nice growth in that business.

Mike Turner - FBR Capital Markets - Analyst

Thanks, guys.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Thank you, Daniel.

Cliff Bown - VASCO Data Security International, Inc. - EVP and CFO

Michael.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

Oh, Michael is sitting in for Daniel.

Mike Turner - FBR Capital Markets - Analyst

No problem, thanks.

Operator:

Thank you. (Operator Instructions) There are no further questions at this time. Mr. Hunt, I will turn the conference back over you to continue with your presentation or closing remarks.

T. Kendall Hunt - VASCO Data Security International, Inc. - Founder, Chairman and CEO

All right, thank you operator. As always, thank you for your attendance today. Thank you for the excellent questions. Again in summary, we are very pleased with how we did in the fourth quarter. We are very pleased with how we finished the year; we’re very optimistic going forward. As always, I want to thank the VASCO people around the world for their optimism, their hard work, and efforts. Good day.

Operator:

Thank you. Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you disconnect your lines.